                       This prospectus has been filed pursuant to Rule 424(b)(3) and amends the prospectus filed as part of the Registration Statement on Form S-3 (File No. 333-74478)




P R O S P E C T U S

                        6,194,511 Shares of Common Stock

                                 TEAMSTAFF, INC.

         We are registering for resale 6,168,511 shares of common stock, $.001 par value of TeamStaff, Inc., which shares are presently issued and outstanding and held by certain of our shareholders and an additional 26,000 shares of common stock which we will issue upon the exercise of outstanding common stock purchase warrants held by the holders of outstanding warrants.

         Our Common Stock is traded in the over-the-counter market and is included in the National Market of the Nasdaq Stock Market under the symbol "TSTF". On December 14, 2001, the high and low prices for the Common Stock as reported by Nasdaq were $5.79 and $5.32, respectively. The closing price of the Common Stock on December 14, 2001 was $5.79.

         We will not receive any proceeds from the sale of the shares by the selling security holders.

          The shares may be sold from time to time by the selling security holders, or by their transferees. No underwriting arrangements have been entered into by the selling security holders. The distribution of the shares by the selling security holders may be effected in one or more transactions that may take place on the over the counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with such sales. The selling security holders and intermediaries through whom such shares are sold may be deemed underwriters within the meaning of the Act, with respect to the shares offered by them.

         PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 14 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is January 3, 2002

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
AVAILABLE INFORMATION ..............................................       1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ....................       1

PROSPECTUS SUMMARY .................................................       3

THE COMPANY ........................................................       3

THE OFFERING .......................................................      11

SELECTED FINANCIAL DATA ............................................      13

RISK FACTORS .......................................................      14

SELLING SECURITY HOLDERS ...........................................      24

PLAN OF DISTRIBUTION ...............................................      26

REPORTS TO SHAREHOLDERS ............................................      27

LEGAL MATTERS ......................................................      27

EXPERTS ............................................................      27

ADDITIONAL INFORMATION .............................................      27

FORWARD LOOKING STATEMENTS .........................................      28

                              AVAILABLE INFORMATION

         Our company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by our company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintain an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, heretofore filed by TeamStaff with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

         1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2000, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement.

         2. A description of our common stock contained in our registration statement on Form 8-A filed April 27, 1990.

         3. Our Form 8-K filed on September 7, 2001 and Amendment No.1 to Form 8-K filed on October 2, 2001.

         4.       Our Form 10-Q for the quarter ended December 31, 2000.

         5.       Our Form 10-Q for the quarter ended March 31, 2001.

         6.       Our Form 10-Q for the quarter ended June 30, 2001.

         Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

         All documents filed by the registrant after the date of filing the initial registration statement on Form S-3 of which this prospectus forms a part and prior to the effectiveness of such registration statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

         We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to TeamStaff, Inc., 300 Atrium Drive, Somerset, New Jersey 08873, telephone (732) 748-1700, attention Donald Kelly.

                               PROSPECTUS SUMMARY

         The following summary is intended to set forth certain pertinent facts and highlights from material contained in the our company's annual report on Form 10-K for the fiscal year ended September 30, 2000 (the "Form 10-K") our quarterly reports on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001 (the "Forms 10-Q"), and our other reports as filed with the Securities and Exchange Commission, all of which are incorporated by reference into this prospectus.

                                   THE COMPANY


         TeamStaff, Inc. (referred to as the "Company"), a New Jersey Corporation, was founded in 1969 as a payroll service company and has evolved into a leading provider of human resource management and professional employer organization ("PEO") to a wide variety of industries in 50 states. TeamStaff's wholly-owned subsidiaries include TeamStaff Solutions, Inc., DSI Staff ConnXions-Northeast, DSI Staff ConnXions-Southwest, TeamStaff Rx, Inc., TeamStaff I, Inc., TeamStaff II, Inc., TeamStaff III, Inc., TeamStaff IV, Inc., TeamStaff V, Inc., TeamStaff VI, Inc., TeamStaff Insurance Services, Inc., TeamStaff VIII, Inc., Employee Support Services, Inc., TeamStaff IX, Inc., Digital Insurance Services, Inc., HR2, Inc. and BrightLane.com, Inc. (collectively referred to, with TeamStaff, as the "Company").

         The Company currently provides three types of services related to the employee leasing, temporary staffing and payroll service businesses: (1) professional employer organization services, such as payroll processing, personnel and administration, benefits administration, workers' compensation administration and tax filing; (2) employer administrative services, such as payroll processing and tax filing; and (3) contract staffing, or the placement of temporary and permanent employees. TeamStaff currently furnishes PEO employees, payroll and contract staffing services to over 4,300 client organizations with approximately 21,800 worksite employees, 2,600 staffing employees and processing for approximately 30,000 payroll service employees and believes that it currently ranks, in terms of revenues and worksite employees, as one of the top professional employer organizations in the United States. The Company's contract staffing business mainly places temporary help in hospitals and clinics throughout the United States through its Clearwater, Florida and Houston, Texas offices. The Company has six regional offices located in Somerset, New Jersey; Houston and El Paso, Texas; Woburn, Massachusetts; and Delray and Clearwater, Florida and seven sales service centers in New York, New York; El Paso and Houston, Texas; Delray, and Clearwater, Florida; Woburn, Massachusetts; and Somerset, New Jersey.

         Essentially, we provide services that function as the personnel department for small to medium sized companies. We believe that by offering services that relieve small and medium size businesses of the ever increasing administrative burden of employee related record keeping, payroll processing, benefits administration, employment of temporary and permanent specialized employees and other human resource functions, we have positioned our company to take advantage of a major growth opportunity during this decade and the next.

         Recognizing the desire by many small businesses to be relieved of the human resource administrative functions, the Company has formulated a strategy of emphasizing PEO and "outsourcing" services. In PEO, a service provider becomes a co-employer of the client company's employees and assigns these employees to the client to perform their intended functions at the worksite.

         Management has determined to emphasize the Company's future growth in the PEO and outsourcing industry. The Company's expansion program will focus on internal growth through the cross marketing of its PEO services to its entire client base and the acquisition of compatible businesses strategically situated in new areas or with a client base serviceable from existing facilities. As part of its effort to expand its PEO business, management has expanded the services of TeamStaff Rx, Inc., the Company's medical contract staffing subsidiary, to include PEO, outsourcing and facilities management. While TeamStaff continues to sell stand-alone employer services, such as payroll and tax filing, it will emphasize the PEO component of its service offerings with a goal of becoming the leading provider of PEO services in the United States. A major component of the Company's growth strategy is the acquisition of well-situated, independent PEO companies whose business can be integrated into the Company's operations. However, there can be no assurance any such acquisition will be consummated by the Company.

         TeamStaff, Inc. was organized under the laws of the State of New Jersey on November 25, 1969 and maintains its executive offices at 300 Atrium Drive, Somerset, New Jersey 08873 where its telephone number is (732) 748-1700.

OUR SERVICES

Professional Employer Organization (PEO)

         Our company's core business, and the area management will continue to emphasize, is our PEO services. When a client utilizes our services, the client administratively transfers all or some of its employees to us and we in turn provide them back to the client. Our company thereby becomes a co-employer and is responsible for all human resource functions, including payroll, benefits administration, tax reporting and personnel record keeping. The client still manages the employees and determines salary and duties in the same fashion as any employer. The client is, however, relieved of reporting and tax filing requirements and other administrative tasks. Moreover, because of economies of scale, our company is able to negotiate favorable terms on workers' compensation insurance, health benefits, retirement programs, and other valuable services. The client company benefits because it can then offer its employees the same or similar benefits as larger companies, enabling it to successfully compete in recruiting highly qualified personnel, as well as build the morale and loyalty of its staff.

         As a PEO service provider, we can offer the following benefits to employees:

         COMPREHENSIVE MAJOR MEDICAL PLANS - Management believes that medical insurance costs have forced small employers to reduce coverage provided to its employees and to increase employee contributions. We are able to leverage our large employee base and offer the employees assigned to their clients a variety of health coverage plans from traditional indemnity plans to Health Maintenance Organizations (HMO), Preferred Provider Organizations (PPO), or a Point of Service Plan (POS).

         DENTAL AND VISION COVERAGE - These types of benefits are generally beyond the reach of most small groups. As a result of economies of scale available, a client of our company can obtain these benefits for the assigned employees.

         LIFE INSURANCE -- Affordable basic coverage is available.

         SECTION 125 PREMIUM CONVERSION PLAN -- Employees can pay for benefits with pre-tax earnings, reduce their taxable income and FICA payments, and increase their take-home pay.

         401(K) RETIREMENT PLANS -- Management believes that most small employers do not provide any significant retirement benefits due to the administrative and regulatory requirements associated with the establishment and maintenance of retirement plans. The company enables small business owners to offer the assigned employees retirement programs comparable to those of major corporations. Such plans can be used to increase morale, productivity and promote employee loyalty.

         CREDIT UNION - Our company provides an opportunity for employees to borrow money at lower interest than offered at most banks.

         PAYROLL SERVICES -- Although ancillary to the PEO services, clients no longer incur the expense of payroll processing either through in-house staff or outside service. Our company's PEO services include all payroll and payroll tax processing.

         UNEMPLOYMENT COMPENSATION COST CONTROL - Our company provides an unemployment compensation cost control program to aggressively manage unemployment claims.

         HUMAN RESOURCES MANAGEMENT SERVICES - Our company can provide clients with expertise in areas such as personnel policies and procedures, hiring and firing, training, compensation and performance evaluation.

         WORKERS' COMPENSATION PROGRAM - Our company has a national workers' compensation policy which can provide our company with a significant advantage in marketing its services, particularly in jurisdictions where workers' compensation policies are difficult to obtain at reasonable costs. We also provide our clients where applicable with independent safety analyses and risk management services to reduce workers' injuries and claims.

         Relieved of personnel administrative tasks, the client is able to focus on its core business. The client is also offered a broader benefits package for its assigned employees, a competitive rate in workers' compensation insurance, and savings in time and paperwork previously required in connection with personnel administration.

PAYROLL SERVICES

         We were established as a payroll service firm in 1969, and continue to provide basic payroll services to our clients. Historically, the payroll division provided these services primarily to the construction industry and currently 70% of our company's approximately 750 payroll service clients are in the construction industry. Our company offers most, if not all, of what other payroll services provide, including the preparation of checks, government reports, W-2's (including magnetic tape filings), remote processing (via modem) directly to the clients offices, and certified payrolls.

         In addition, our company offers a wide array of tax reporting services including timely deposit of taxes, impounding of tax payments, filing of returns, distribution of quarterly and year-end statements and responding to agency inquiries.

TEMPORARY STAFFING SERVICES

         We provide temporary staffing services through two subsidiaries which have, in the aggregate, more than 30 years of experience in placing permanent and temporary employees with specialized skills and talents with regional, national and international employers. Temporary staffing enables clients to attain management and productivity goals by matching highly trained professionals and technical personnel to specific project requirements. TeamStaff focuses its temporary staffing services in two specific markets where it places people on a temporary long term assignment, or on a permanent basis:
(1) radiologic technologist, diagnostic sonographers, cardiovascular technologists, radiation therapist and other medical professionals with hospitals, clinics and therapy centers throughout the 50 states and (2) technical employees such as engineers, information systems specialists and project managers primarily with Fortune 100 companies for specific projects. Clients whose staffing requirements vary depending on the level of current projects or business are able to secure the services of highly qualified individuals on an interim basis.

         Our company's temporary staffing services provide clients with the ability to "rightsize"; that is, expand or reduce its workforce in response to changing business conditions. Management believes that these services provide numerous benefits to the client, such as saving the costs of salary and benefits of a permanent employee whose services are not needed throughout the year. The client also avoids the costs, uncertainty and delays associated with searches for qualified interim employees. Our company also provides insurance bonding where necessary and assumes all responsibility for payroll tax filing and reporting functions, thereby saving the client administrative responsibility for all payroll, workers' compensation, unemployment and medical benefits.

         Management believes that its temporary staffing services provides an employer with an increased pool of qualified applicants, since temporary staffing employees have access to a wide array of benefits such as health and life insurance, Section 125 premium conversion plans, and 401(k) retirement plans. These benefits provide interim employees with the motivation of full-time workers without additional benefit costs to the client. A client is also able to temporarily rehire a retired employee for short-term or specialized projects without jeopardizing their pension plan. We believe that we have attained the position of being number one or two in the terms of gross revenues for firms specializing in the placement of temporary medical imaging personnel.

RECENT EVENTS

         BrightLane Acquisition.

         Effective August 31, 2001, TeamStaff, Inc. completed its acquisition of BrightLane.com, Inc. As a result of a reverse subsidiary merger with a subsidiary of TeamStaff, BrightLane is now a wholly-owned subsidiary of TeamStaff.

         Other than payments for fractional shares, the shareholders of BrightLane received an aggregate of 8,066,631 shares (less fractional shares) of TeamStaff's Common Stock in exchange for their BrightLane Common Stock, Series A Preferred, Series B Preferred and Series C Preferred stock. The exchange ratios (rounded) and aggregate shares for the classes of BrightLane capital stock were as follows:

        Title of BrightLane                                      Aggregate
           Capital Stock             Exchange Ratio          TeamStaff Shares
          ---------------            --------------          ----------------
Common Stock                              0.2314549                   1,601,731
                                                        (less fractional shares)
Series A Preferred Stock                 22.7740000                     874,295
Series B Preferred Stock                  1.9410000                   3,334,117
Series C Preferred Stock                  4.2050000                   2,256,488
                                                                      ---------
                  TOTAL                                               8,066,631
                                                        (less fractional shares)

         As a result of issuance to the BrightLane shareholders in the transaction, the former BrightLane shareholders will receive 8,066, 631 shares (prior to reduction for fractional shares) and, assuming all such shares are issued as of December 14, 2001, TeamStaff has approximately 16,156,184 shares outstanding.

         In connection with the transaction, persons holding BrightLane options to acquire approximately 2,078,000 BrightLane shares (the equivalent of approximately 481,000 TeamStaff shares ) exercised their options. TeamStaff made recourse loans of approximately $1,150,000 principal amount to the holders of these options to assist them in payment of tax obligations incurred with exercise of the options. The loans are repayable upon the earlier of (i) sale of the TeamStaff shares or (ii) three years.

         First Union Corporation, through an affiliate held all of the BrightLane Series B Preferred stock, and therefore owns 3,334,117 shares of TeamStaff's Common Stock (approximately 20%). In addition, Nationwide Financial Services, Inc. held all of the BrightLane Series C Preferred stock, and therefore owns 2,256,488 shares of TeamStaff's Common Stock (approximately 14%). The Registration Statement of which this Prospectus forms a part includes the shares held by First Union Corporation, Nationwide Financial Services and Mr. Stephen Johnson (including Mr. Johnson's spouse, Mary Johnson).

         Under the terms governing the transaction, certain option holders were restricted from selling TeamStaff shares acquired from the exercise of their BrightLane options for a period of up to two years. T. Stephen Johnson and his spouse, Mary Johnson, also a former director of BrightLane, were the only option holders who exercised their options and who were subject to these lockup provisions. Due to the recent significant rise in the Company's stock price and the significant increase in the amount of the tax loans to be made to T. Stephen Johnson and Mary Johnson, the Board of Directors of TeamStaff concluded it would be more appropriate to allow Mr. and Mrs. Johnson to sell a portion of their TeamStaff shares to cover their tax liability rather than carry a large loan receivable on the Company's financial statements. The Board therefore agreed to allow the sale of up to 40% of Mr. and Mrs. Johnson's option shares (approximately 56,230 TeamStaff shares) as an exempt transaction under SEC Rule 16(b)(3).

         In addition, three persons who served as directors of TeamStaff, namely John H. Ewing, Rocco J. Marano and Charles R. Dees, Jr. agreed to step down as directors upon consummation of the transaction with BrightLane. Effective September 4, 2001, these persons resigned as directors. In connection with the termination of their services, these individuals received 1,000 warrants for each year of service on the TeamStaff Board of Directors ( an aggregate of 26,000 warrants). The registration statement of which this Prospectus forms a part includes the shares of common stock underlying these warrants. The grant of the warrants was approved by the Board of Directors as an exempt transaction under SEC Rule 16(b)(3).

         Under the terms of the agreements governing the BrightLane transaction, TeamStaff agreed to register for resale shares obtained by former BrightLane shareholders who would be deemed "affiliates" under SEC rules and regulations. The registration statement of which this prospectus forms a part includes 6,096,946 shares of common stock owned by these persons. Certain former shareholders of BrightLane, who are selling security holders, including First Union Corporation, Nationwide Financial Services and T Stephen Johnson agreed to the terms of a "lockup" agreement whereby they have agreed that the shares of TeamStaff obtained by them may only be sold as follows: commencing on the first anniversary of the transaction (August 31, 2002) 50% of the acquired shares may be sold and commencing on the second anniversary the remaining shares may be sold. The Board of Directors has reserved the right to release all of part of the shares from the lockup prior to its expiration.

         Future Potential Acquisitions.

         TeamStaff has previously announced a corporate policy to expand through acquisitions of similar businesses. A key component of TeamStaff's growth strategy has been, and will continue to be, the acquisition of compatible businesses to expand its operations and customer base. These acquisitions may be acquisitions of entire entities or asset transactions related to our businesses. Currently, the human resource service industry includes numerous small companies seeking to develop services, operations and customer base similar to those developed by TeamStaff. TeamStaff has acquired companies in the human resource industry in the past. However, with the business and strategy of TeamStaff further developed, acquisitions in the future will be concentrated in the PEO and outsourcing business. TeamStaff believes that with a limited number of key acquisitions of regional PEO companies, who possess a strong customer base and regional reputation, TeamStaff will be able to grow into an industry leader in revenue size and scope of services offered.

         A prospective acquisition candidate may be either a public or private company, but will be required to meet certain financial criteria and growth potential established by TeamStaff. In addition, as the market and industry evolves, TeamStaff may also consider non-PEO entities for strategic acquisitions or mergers, in an effort to expand the potential client base. TeamStaff management evaluates acquisition candidates by analyzing the target company's management, operations and customer base, which must complement or expand TeamStaff's operations and financial stability, including our profitability and cash flow. Our long-term plan is to expand sales and income potential by achieving economies of scale as it expands and regionalizes its revenue base. There can be no assurance, however, that TeamStaff will be able to successfully identify, acquire and integrate into TeamStaff's operations compatible PEO companies.

         Effective December 14, 2001, TeamStaff has executed an agreement to acquire accounts and related assets of Corporate Staffing Concepts LLC., a PEO entity operating primarily in western Massachusetts and Connecticut. The agreement provides that TeamStaff will acquire the PEO related accounts of Corporate Staffing Concepts for a combination of cash paid at closing and stock through an earnout payable in one year which is based upon the number of worksite employees retained from the accounts being acquired. Closing of the transaction was subject to approval of the Board of Directors of the parties, consent of a certain minimum number of the accounts proposed to be sold and other customary closing conditions. Closing of the transaction was consummated on January 2, 2002.

         In addition, in December 2001 TeamStaff entered into a non-binding letter of intent to acquire a nationally operating PEO business. The parties are continuing to negotiate definitive terms of the transaction, including the price and the final structure. TeamStaff anticipates that the transaction will include payment by it of cash and shares of its Common Stock. There can be no assurance that the transaction will be consummated.

                                  THE OFFERING

Common Stock outstanding prior to
offering(1)                                            16,156,184

Shares being offered for
sale by selling security holders                       6,168,511 (2)

Shares underlying warrants being
offered for sale by selling security holders           26,000

Common Stock outstanding after the
offering                                               16,182,184 (2)

Risk Factors                                           This offering involves a high degree of risk. See "Risk
                                                       Factors."

Use of Proceeds (3)                                    All of the proceeds of this offering will be paid to the
                                                       respective selling security holders and none of the
                                                       proceeds will be received by our company. We
                                                       anticipate that proceeds received from exercise of any
                                                       warrants will be used for working capital purposes.
                                                       See "Use of Proceeds."

Nasdaq Market Symbol                                   TSTF

----------------
(1)      As of November 29, 2001. Does not include:

- Options to purchase 1,714,286 Shares reserved for issuance under our 2000 Employee Stock Option Plan of which 635,000 are issued and outstanding and options to purchase 21,550 Shares issued and outstanding under our 1990 Employee Stock Option Plan, which expired in April, 2000.

- Options to purchase 207,290 Shares issued and outstanding under our 1990 Senior Management Plan, which expired in April, 2000.

- Options to purchase 22,134 Shares issued and outstanding under our 1990 Non-Executive Director Plan, which expired in April, 2000 and options to acquire 60,000 shares issuable and outstanding under our 2000 Non-Executive Director Stock Option Plan.

- Up to approximately 109,569 Shares reserved for issuance upon exercise of outstanding warrants of which 26,000 warrants are being included in the registration statement of which this Prospectus forms a part.

(2) The 6,096,946 shares being offered by the Selling Security Holders have been issued by TeamStaff in connection with the acquisition of BrightLane.com, Inc., and therefore are included in the 16,156,184 shares outstanding as of November 16, 2001.

(3) We will receive approximately $114,496 in proceeds if all of the warrants being registered in this prospectus are exercised.

                             SELECTED FINANCIAL DATA
                  (amounts in thousands, except per share data)

         The following table sets forth selected consolidated financial data of our historical operations for each of the five years in the period ended September 30, 2000 and for each of the nine month periods ended June 30, 2000 and 2001, respectively. The selected financial data related to (Loss) earnings per share and weighted average shares outstanding have been restated for all periods presented to consider the 3.5 for 1 reverse stock split that went into effect on June 2, 2000.

                                             Fiscal Year Ended September 30,                   Nine Months Ended June 30,
                             ---------------------------------------------------------------   --------------------------
                                1996          1997          1998         1999         2000         2000         2001
Revenues                     $ 100,927     $ 122,559     $ 139,435    $ 244,830    $ 447,743    $ 299,140    $ 487,497
Direct Expenses                 92,490       113,894       129,747      228,294      426,987      284,134      466,891
Gross Profit                     8,437         8,665         9,688       16,536       20,756       15,006       20,606
Selling, General and
Administrative Expenses
(includes Depreciation
and Amortization)                8,801        11,316         8,050       13,305       18,338       12,973       17,513
(Loss) Income From
Operations                        (364)       (2,651)        1,638        3,231        2,418        2,033        3,093
Net (Loss) Income            $    (597)    $  (2,832)    $   2,703    $   1,776    $     951          936        1,360
(Loss) Earnings per share(1)
   Basic                     $   (0.12)    $   (0.52)    $    0.49    $    0.25    $    0.12    $    0.12    $    0.17
   Diluted                   $   (0.12)    $   (0.52)    $    0.49    $    0.25    $    0.12    $    0.12    $    0.17
Weighted average shares
outstanding (1)
   Basic                         4,812         5,449         5,506        7,128        7,954        7,956        8,011
   Diluted                       4,812         5,449         5,544        7,145        7,991        8,008        8,171

                                                   As of September 30,                             As of June 30,
                             ---------------------------------------------------------------    ----------------------
BALANCE SHEET DATA:            1996          1997          1998         1999         2000         1999         2000
Assets                       $  14,800     $  14,163     $  16,648    $  36,382    $  49,514    $  44,829    $  54,737
Liabilities                      7,632         9,291         8,774       19,417       31,455       26,722       31,640
Long-Term Debt                     100            89         2,981        4,502        6,222        6,703        3,487
Working Capital
 (Deficiency)                      286        (1,401)        3,319        2,968        3,065        3,616        5,038
Shareholders' Equity         $   7,168     $   4,872     $   7,874    $  16,965    $  18,059    $  18,107    $  23,097

-----------------
1. In accordance with Statement of Accounting Standards 128, basic and diluted earnings (loss) per share have replaced primary and diluted earnings (loss) per share.

                                  RISK FACTORS

         An investment in the securities offered hereby involves a high degree of risk. The following factors, in addition to those discussed elsewhere, should be considered carefully in evaluating us and our business. An investment in the securities is suitable only for those investors who can bear the risk of loss of their entire investment.

WE MAY ACQUIRE ADDITIONAL COMPANIES WHICH MAY RESULT IN ADVERSE EFFECTS ON OUR EARNINGS.

         We may at times become involved in discussions with potential acquisition candidates. Any acquisition that we may consummate may have an adverse effect on our liquidity and earnings and may be dilutive to our earnings. In the event that we consummate an acquisition or obtain additional capital through the sale of debt or equity to finance an acquisition, our shareholders may experience dilution in their shareholders' equity.

OUR FINANCIAL CONDITION MAY BE AFFECTED BY INCREASES IN HEALTH CARE AND WORKERS' COMPENSATION INSURANCE COSTS.

         Health care insurance premiums and workers' compensation insurance coverage comprise a significant part of our operating expenses. Accordingly, we use managed care procedures in an attempt to control these costs. Changes in health care and workers' compensation laws or regulations may result in an increase in our costs and we may not be able to immediately incorporate such increases into the fees charged to clients because of our existing contractual arrangements with clients. As a result, any such increases in these costs could have a material adverse effect on our financial condition, results of operations and liquidity.

OUR FINANCIAL CONDITION MAY BE AFFECTED BY RISKS ASSOCIATED WITH THE HEALTH AND WORKERS' COMPENSATION CLAIMS EXPERIENCE OF OUR CLIENTS.

         Although we utilize only fully-insured plans of health care and incur no direct risk of loss under those plans, the premiums that we pay for health care insurance are directly affected by the claims experience of our clients. If the experience of the clients is unfavorable, the premiums that are payable by us will increase. We may not be able to pass such increases onto our clients, which may reduce our profit margin. Increasing health care premiums could also place us at a disadvantage in competing for new clients. In addition, periodic reassessments of workers' compensation claims of prior periods may require an increase or decrease to our reserves, and therefore may also affect our present and future financial condition.

OUR FINANCIAL CONDITION MAY BE AFFECTED BY INCREASES IN HEALTH INSURANCE PREMIUMS, UNEMPLOYMENT TAXES AND WORKERS' COMPENSATION RATES.

         Health insurance premiums, state unemployment taxes and workers' compensation rates are in part determined by our claims experience and comprise a significant portion of our direct costs.

If we experience a large increase in claim activity, our unemployment taxes, health insurance premiums or workers' compensation insurance rates could increase. Although we employ internal risk management procedures in an attempt to manage our claims incidence, estimate claims expenses and structure our benefits contracts to provide as much cost stability as possible, we may not be able to prevent increases in claim activity, accurately estimate our claims expenses or pass the cost of such increases on to our clients. Since our ability to incorporate such increases into service fees to our clients is constrained by contractual arrangements with clients, a delay could result before such increases could be reflected in service fees. As a result, such increases could have a material adverse effect on our financial condition or results of operations.

SIGNIFICANT GROWTH THROUGH ACQUISITIONS MAY ADVERSELY AFFECT OUR MANAGEMENT AND OPERATING SYSTEMS.

         We completed three significant acquisitions during the past two calendar years and intend to continue to pursue a strategy of acquiring compatible businesses in the future. Our growth is making significant demands on our management, operations and resources, including working capital. If we are not able to effectively manage our growth, our business and operations will be materially harmed. To manage growth effectively, we will be required to continue to improve our operational, financial and managerial systems, procedures and controls, hire and train new employees while managing our current operations and employees. Historically, our cash flow from operations has been insufficient to expand operations and sufficient capital may not be available in the future.

OUR PAYROLL BUSINESS MAY BE ADVERSELY AFFECTED IF THERE IS AN ECONOMIC DOWNTURN IN THE CONSTRUCTION BUSINESS.

         Although we have expanded our services to a number of industries, our payroll service business continues to rely to a material extent on the construction industry. During the last fiscal year, construction related business accounted for approximately 70% of our payroll service business' total customers. Accordingly, if there is a slowdown in construction activities, it will affect our revenues and profitability. Management believes its reliance on the construction business will continue to decline as its customer base expands and becomes more diversified.

OUR BUSINESS MAY BE ADVERSELY AFFECTED TO DUE ECONOMIC CONDITIONS IN SPECIFIC GEOGRAPHIC MARKETS.

         While we have offices located in seven markets in five different states, the majority of our revenues are derived through our Florida and Texas operations. While we believe that our market diversification will eventually lessen this risk in addition to generating significant revenue growth, we may not be able to duplicate in other markets the revenue growth and operating results experienced in our Florida and Texas markets.

UNFAVORABLE INTERPRETATIONS OF GOVERNMENT LAWS MAY HARM OUR OPERATIONS.

         Our operations are affected by many federal, state and local laws relating to labor, tax, insurance and employment matters and the provision of managed care services. Many of the laws related to the employment relationship were enacted before the development of alternative employment arrangements, such as those that we provide, and do not specifically address the obligations and responsibilities of non-traditional employers. The unfavorable resolution of unsettled interpretive issues concerning our relationship could have a material adverse effect on our results of operations, financial condition and liquidity. Uncertainties arising under the Internal Revenue Code of 1986 include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans we and other alternative employers provide. In addition, new laws and regulations may be enacted with respect to its activities which may also have a material adverse effect on our business, financial condition, results of operations and liquidity.

IF GOVERNMENT REGULATIONS REGARDING PEOS ARE IMPLEMENTED, OR IF CURRENT REGULATIONS ARE CHANGED, OUR BUSINESS COULD BE HARMED.

         Because many of the laws related to the employment relationship were enacted prior to the development of professional employer organizations and other staffing businesses, many of these laws do not specifically address the obligations and responsibilities of non-traditional employers. Our operations are affected by numerous federal, state and local laws and regulations relating to labor, tax, insurance and employment matters. By entering into an employment relationship with employees who work at client locations, we assume obligations and responsibilities of an employer under these laws. Uncertainties arising under the Internal Revenue Code of 1986, include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans provided by our company and other alternative employers. The unfavorable resolution of these unsettled issues could have a material adverse effect on results of operations and financial condition. While many states do not explicitly regulate PEOs, approximately one-third of the states have enacted laws that have licensing or registration requirements for PEOs, and several additional states are considering such laws. Such laws vary from state to state but generally provide for the monitoring of the fiscal responsibility of PEOs and specify the employer responsibilities assumed by PEOS. There can be no assurance that we will be able to comply with any such regulations which may be imposed upon us in the future, and our inability to comply with any such regulations could have a material adverse effect on our results of operations and financial condition. In addition, there can be no assurance that existing laws and regulations which are not currently applicable to us will not be interpreted more broadly in the future to apply to our existing activities or that new laws and regulations will not be enacted with respect to our activities. Either of these changes could have a material adverse effect on our business, financial condition, results of operations and liquidity.

WE MAY NOT BE ABLE TO OBTAIN ALL OF THE LICENSES AND CERTIFICATIONS THAT WE NEED TO OPERATE.

         State and federal authorities extensively regulate the managed health care industry and some of our arrangements relating to specialty managed care services or the maintenance or operation of health care provider networks require us to satisfy operating, licensing or certification requirements. Any further expansion of the range of specialty managed care services that we offer is likely to require that we satisfy additional licensing and regulatory requirements. In addition, certain states require entities operating in the PEO business to be licensed. If we are unable to obtain or maintain all of the required licenses or certifications that we need, we could experience material adverse effects to our results of operations, financial condition and liquidity.

HEALTH CARE OR WORKERS' COMPENSATION REFORM COULD IMPOSE UNEXPECTED BURDENS ON OUR ABILITY TO CONDUCT OUR BUSINESS.

         Regulation in the health care and workers' compensation fields continues to evolve, and we cannot predict what additional government regulations affecting our business may be adopted in the future. Changes in any of these laws or regulations may adversely impact the demand for our services, require that we develop new or modified services to meet the demands of the marketplace, or require that we modify the fees that we charge for our services. Any such changes may adversely impact our competitiveness and financial condition.

IF WE LOSE OUR QUALIFIED STATUS FOR CERTAIN TAX PURPOSES, OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

         The Internal Revenue Service established an Employee Leasing Market Segment Group for the purpose of identifying specific compliance issues prevalent in certain segments of the PEO industry. One issue that arose in the course of these audits is whether PEOs should be considered the employers of worksite employees under Internal Revenue Code provisions applicable to employee benefit plans, which would permit PEOs to offer benefit plans that qualify for favorable tax treatment to worksite employees. If the IRS concludes that PEOs are not employers of worksite employees for purposes of the Internal Revenue Code, we would need to respond to the following adverse implications:

- the tax qualified status of our 401(k) plan could be revoked and our cafeteria plan may lose its favorable tax status;

- worksite employees would not be able to continue to participate in such plans or in other employee benefit plans;

- we may no longer be able to assume the client company's federal employment tax withholding obligations;

- if such a conclusion were applied retroactively, then employees' vested account balances in the 401(k) plan would become taxable immediately, we would lose our tax deduction to the extent contributions were not vested, the plan trust would become a taxable trust and penalties, and additional taxes for prior periods could be assessed.

         In such a circumstance, we would face the risk of client dissatisfaction as well as potential litigation, and our financial condition, results of operations and liquidity could be materially adversely affected.

WE ARE LIABLE FOR THE COSTS OF WORKSITE EMPLOYEE PAYROLL AND BENEFITS AND BEAR THE RISK IF SUCH COSTS EXCEED THE FEES PAYABLE TO US BY OUR CLIENTS.

         Under our standard client service agreement, we become a co-employer of worksite employees and assume the obligations to pay the salaries, wages and related benefit costs and payroll taxes of such worksite employees. We assume these obligations as a principal, not merely as an agent of the client company. If a client company does not pay us or if the costs of benefits provided to worksite employees exceeds the fees paid by a client company, our ultimate liability for worksite employee payroll and benefits costs could have a material adverse effect on our financial condition or results of operations. Our obligations include responsibility for

- payment of the salaries and wages for work performed by worksite employees, regardless of whether the client company makes timely payment to us of the associated service fee; and

- providing benefits to worksite employees even if the costs we incur to provide those benefits exceed the fees paid by the client company.

WE BEAR THE RISK OF NONPAYMENT FROM OUR CLIENTS AND BANKRUPTCY FILINGS BY
CLIENTS.

         To the extent that any client experiences financial difficulty, or is otherwise unable to meet its obligations as they become due, our financial condition and results of operations could be adversely affected. For work performed prior to the termination of a client agreement, we may be obligated, as an employer, to pay the gross salaries and wages of the client's worksite employees and the related employment taxes and workers' compensation costs, whether or not our client pays us on a timely basis, or at all. We have in the past incurred bad debt expense in connection with our contract staffing business. In addition, in each payroll period we have a nominal number of clients who fail to make timely payment prior to delivery of the payroll. A significant increase in our uncollected account receivables may have a material adverse effect on our earnings and financial condition.

         To the extent that TeamStaff extends credit to its clients under its client service agreements or is liable for employee payroll and related expenses and the client files for protection under the bankruptcy laws, TeamStaff may be unable to collect the funds owed to it from the client. As a result, TeamStaff may be required to pay payroll and related expenses without reimbursement. In addition, although TeamStaff believes that its client service agreements should be terminable by it once a client enters bankruptcy, there is a risk that a bankruptcy court may not agree and would require TeamStaff to continue to perform services for such client, thereby increasing the risk that TeamStaff would be unable to collect funds from the client. Therefore, the filing for bankruptcy by a significant client, or a number of clients, may have a material adverse effect upon TeamStaff's financial condition.


WE MAY BE HELD LIABLE FOR THE ACTIONS OF OUR CLIENTS AND EMPLOYEES AND THEREFORE INCUR UNFORESEEN LIABILITIES.

         A number of legal issues with respect to the co-employment arrangements among PEOs, their clients and worksite employees remain unresolved. These issues include who bears the ultimate liability for violations of employment and discrimination laws. As a result of our status as a co- employer, we may be liable for violations of these or other laws despite contractual protections. While our client service agreements generally provide that the client is to indemnify us for any liability caused by the client's failure to comply with our contractual obligations and the requirements imposed by law, we may not be able to collect on such a contractual indemnification claim and may then be responsible for satisfying such liabilities. In addition, worksite employees may be deemed to be our agents, which could make us liable for their actions.

OUR STAFFING OF HEALTHCARE PROFESSIONALS EXPOSES US TO POTENTIAL MALPRACTICE LIABILITY.

         Through our TeamStaff Rx subsidiary, we engage in the business of contract staffing of temporary and permanent healthcare professionals. The placement of such employees increases our potential liability for negligence and professional malpractice of those employees. Although we are covered by liability insurance which we deem reasonable under the circumstances, not all of the potential liability we face will be fully covered by insurance. Any significant adverse claim which is not covered by insurance may have a material adverse effect on us.

WE MAY BE LIABLE FOR THE ACTIONS OF WORKSITE EMPLOYEES OR CLIENTS AND OUR INSURANCE POLICIES MAY NOT BE SUFFICIENT TO COVER SUCH LIABILITIES.

         Our client agreement establishes a contractual division of responsibilities between our company and each client for various human resource matters, including compliance with and liability under various governmental laws and regulations. However, we may be subject to liability for violations of these or other laws despite these contractual provisions, even if we do not participate in such violations. Although such client agreements generally provide that the client indemnify us for any liability attributable to the client's failure to comply with its contractual obligations and to the requirements imposed by law, we may not be able to collect on such a contractual indemnification claim, and thus may be responsible for satisfying such liabilities. In addition, worksite employees may be deemed to be our agents, subjecting us to liability for the actions of such worksite employees. As an employer, we, from time to time, may be subject in the ordinary course of our business to a wide variety of employment-related claims such as claims for injuries, wrongful death, harassment, discrimination, wage and hours violations and other matters. Although we carry $3 million of general liability insurance, with a $10,000 deductible, and carry employment practices liability insurance in the amount of $1 million, with a $25,000 deductible, there can be no assurance that any such insurance we carry will be sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints. There also can be no assurance that sufficient insurance will be available to us in the future and, if available, on satisfactory terms. If the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, then our business and financial condition could be materially adversely affected.

OUR CLIENTS MAY BE HELD LIABLE FOR EMPLOYMENT TAXES, WHICH COULD DISCOURAGE SOME COMPANIES FROM TRANSACTING BUSINESS WITH US.

         Pursuant to the client service agreement, we assume sole responsibility and liability for the payment of federal employment taxes imposed under the Internal Revenue Code with respect to wages and salaries paid to our worksite employees. While the client service agreement provides that we have the sole legal responsibility for making these tax contributions, the Internal Revenue Service or applicable state taxing authority could conclude that such liability cannot be completely transferred to us. Accordingly, in the event that we fail to meet our tax withholding and payment obligations, the client company may be held jointly and severally liable therefor. There are essentially three types of federal employment tax obligations:

-        income tax withholding requirements;

-        obligations under the Federal Income Contribution Act; and

-        obligations under the Federal Unemployment Tax Act.

While this interpretive issue has not, to our knowledge, discouraged clients from enrolling with us, it is possible that a definitive adverse resolution of this issue would not do so in the future.

WE MAY NOT BE FULLY COVERED BY THE INSURANCE WE PROCURE.

         Although we carry liability insurance, the insurance we purchase may not be sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints. In addition, sufficient insurance may not be available to us in the future on satisfactory terms or at all. If the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, our business, financial condition, results of operations and liquidity could be materially adversely affected.

IF WE ARE NOT ABLE TO RENEW ALL OF THE INSURANCE PLANS WHICH COVER WORKSITE EMPLOYEES, OUR BUSINESS WOULD BE ADVERSELY IMPACTED.

         The maintenance of health and workers' compensation insurance plans that cover worksite employees is a significant part of our business. If we are unable to secure such renewal contracts, our business would be adversely affected. The current health and workers' compensation contracts are provided by vendors with whom we have an established relationship, and on terms that we believe to be favorable. While we believe that renewal contracts could be secured on competitive terms without causing significant disruption to our business, there can be no assurance in this regard.

OUR BUSINESS WILL SUFFER IF OUR SERVICES ARE NOT COMPETITIVE.

         Each of the payroll, temporary employee placement and the employee leasing industries are characterized by vigorous competition. Since we compete with numerous entities that have greater resources than us in each of our business lines, our business will suffer if we are not competitive with respect to each of the services we provide. We believe that our major competitors with respect to our payroll and tax services are Automatic Data Processing, Inc., Ceridian Corp. and Paychex, Inc., and with respect to employee placement (including temporary placements and employee leasing), Butler Arde, Tech Aid, Inc., Comp Health, Staff Leasing, Inc. and Administaff, Inc. These companies have greater financial and marketing resources than us. We also compete with manual payroll systems and computerized payroll services provided by banks, and smaller independent companies.

IF WE CANNOT OBTAIN SUFFICIENT LEVELS OF TEMPORARY EMPLOYEES, OUR BUSINESS MAY BE AFFECTED.

         Two of our subsidiaries, TeamStaff Solutions and TeamStaff Rx, are temporary employment agencies which depend on a pool of qualified temporary employees willing to accept assignments for our clients. The business of these subsidiaries is materially dependent upon the continued availability of such qualified temporary personnel. Our inability to secure temporary personnel would have a material adverse effect on our business.

OUR CLIENT AGREEMENTS ARE SHORT TERM IN NATURE AND IF A SIGNIFICANT NUMBER OF CLIENTS DO NOT RENEW THEIR CONTRACTS, OUR BUSINESS MAY SUFFER.

         Our standard client agreement provides for successive one-year terms, subject to termination by us or by the client upon 60 days' prior written notice. A significant number of terminations by clients could have a material adverse effect on our financial condition, results of operations and liquidity.

IF WE ARE UNABLE TO RENEW OR REPLACE CLIENT COMPANIES, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

         Our standard client service agreement is subject to cancellation on 30 days notice by either us or the client. Accordingly, the short-term nature of the client service agreement makes us vulnerable to potential cancellations by existing clients, which could materially and adversely affect our financial condition and results of operations. In addition, our results of operations are dependent in part upon our ability to retain or replace our client companies upon the termination or cancellation of the client service agreement. Clients may determine to cancel their relationship with us for numerous reasons, including economic factors. It is possible that the number of contract cancellations will increase in the future.

SINCE WE HAVE NOT PAID DIVIDENDS ON OUR COMMON STOCK, YOU CANNOT EXPECT DIVIDEND INCOME FROM AN INVESTMENT IN OUR COMMON STOCK.

         We have not paid any dividends on our common stock since our inception and do not contemplate or anticipate paying any dividends on our common stock in the foreseeable future. Our lender prohibits us from paying dividends without its prior consent. Therefore, holders of our common stock may not receive any dividends on their investment in us. Earnings, if any, will be retained and used to finance the development and expansion of our business.

WE HAVE SOLD RESTRICTED SHARES OF COMMON STOCK WHICH MAY DILUTE OUR STOCK PRICE WHEN THEY ARE SELLABLE UNDER RULE 144.

         Of the approximately 16,156,184 issued and outstanding shares (assuming surrender of all shares held by former BrightLane shareholders and the issuance of the 8,066,631 shares as contemplated in the transaction) of our common stock as of the date of this prospectus, approximately 207,000 shares may be deemed "restricted shares" (excluding the shares being registered in this projection) and, in the future, may be sold in compliance with Rule 144 under the Act. Possible or actual sales of our common stock by our present shareholders under Rule 144 may, in the future, have a depressing effect on the price of our common stock in the open market. Rule 144 provides that a person holding restricted securities which have been outstanding for a period of one year after the later of the issuance by our company or sale by an affiliate of our company, may sell in brokerage transactions an amount equal to 1% of our outstanding common stock every three months. A person who is a "non-affiliate" of our company and who has held restricted securities for over two years is not subject to the aforesaid volume limitations as long as the other conditions of the Rule are met. In addition, during fiscal 2000, we registered 2,570,000 shares on behalf of selling stockholders and have outstanding approximately 577,821 previously registered shares under our stock option plans. The sale of any of these shares may depress the trading price of our common stock.

WE MAY ISSUE PREFERRED STOCK WITH RIGHTS SENIOR TO OUR COMMON STOCK WHICH MAY ADVERSELY IMPACT THE VOTING AND OTHER RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.

         Our certificate of incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors up to an aggregate of 5,000,000 shares of preferred stock. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company, which could have the effect of discouraging bids for our company and thereby prevent stockholders from receiving the maximum value for their shares. Although we have no present intention to issue any shares of our preferred stock, in order to discourage or delay a change of control of our company, we may do so in the future. In addition, we may determine to issue preferred stock in connection with capital raising efforts.

ANTI-TAKEOVER PROVISIONS IN OUR ARTICLES OF INCORPORATION MAKE A CHANGE IN CONTROL OF OUR COMPANY MORE DIFFICULT.

         The provisions of our articles of incorporation and the New Jersey Business Corporation Act, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors might be willing to pay in the future for our common stock. Among other things, these provisions:

-        require certain supermajority votes;

- establish certain advance notice procedures for nomination of candidates for election as directors and for shareholders' proposals to be considered at shareholders' meetings; and

- divide the board of directors into three classes of directors serving staggered three-year terms.

         Pursuant to our articles of incorporation, the board of directors has authority to issue up to 5,000,000 preferred shares without further shareholder approval. Such preferred shares could have dividend, liquidation, conversion, voting and other rights and privileges that are superior or senior to our common stock. Issuance of preferred shares could result in the dilution of the voting power of our common stock, adversely affecting holders of our common stock in the event of its liquidation or delay, and defer or prevent a change in control. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock. In addition, the New Jersey Business Corporation Act contains provisions that, under certain conditions, prohibit business combinations with 10% shareholders and any New Jersey corporation for a period of five years from the time of acquisition of shares by the 10% shareholder. The New Jersey Business Corporation Act also contains provisions that restrict certain business combinations and other transactions between a New Jersey corporation and 10% shareholders.

                            SELLING SECURITY HOLDERS

         The following table sets forth certain information as of November 29, 2001 with respect to each selling security holder with respect to which we are including shares for resale in the registration statement of which this prospectus forms a part. The percentages reflected below assume the issuance of 8,066,631 shares in connection with the transaction with BrightLane.com, Inc. and does not take into account (i) a reduction for fractional shares and that not all BrightLane shareholders have returned their BrightLane shares for exchange as of November 29, 2001. The transaction with BrightLane was consummated on August 31, 2001. The common stock is the only voting securities of TeamStaff.



                              SHARES                              PERCENT OF              SHARES         PERCENTAGE
                              OWNED PRIOR                         TEAMSTAFF               OWNED          OF SHARES
NAME AND ADDRESS OF           TO OFFERING         SHARES          SHARES OWNED            AFTER          OWNED
SECURITY HOLDER               (1)(2)              OFFERED         PRIOR TO OFFERING       OFFERING       AFTER
                                                                                                         OFFERING
First Union Private             3,334,117       3,334,117         20.6%                          0
Capital(3)(4)
Nationwide Financial            2,256,488       2,256,488         13.9%                          0
Services(3)(4)
T. Stephen Johnson and            286,785         286,785         1.7%                           0       *
Mary Johnson(3)(4)(5)
D. Alan Najjar (3)(6)             117,679          42,679         *                              0       *
Vinson A. Brannon (3)(4)          131,698         131,698         *                              0       *
William James Stokes (3)           37,032          37,032         *                              0       *
D. R. Grimes (3)                   18,516          18,516         *                              0       *
Thomas Heaps (3)                   61,196          61,196         *                              0       *
Rocco J. Marano (7)                12,856           2,000         *                         10,856       *
John H. Ewing (7)                  34,034          11,000         *                         23,034       *
Charles R. Dees, Jr. (7)           14,381           3,000         *                         11,381       *
Martin J. Delaney (8)              65,448          10,000         *                         55,448       *

*        denotes less than one percent (1%)

-------------

1. Unless otherwise indicated in the footnotes, includes all shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each individual has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned).

2.       See "Plan of Distribution."

3. Represents shares obtain in connection with the acquisition of BrightLane.com, Inc. completed as of August 31, 2001 and as described in TeamStaff's SEC reports which have ben incorporated by reference.

4. The selling security holder has agreed to the terms of a lockup in favor of TeamStaff whereby the selling security holder may sell only up to 50% of the shares held by him, her or it, as the case may be, commencing on September 1, 2002 and the remaining 50% commencing on September 1, 2003.

5. T. Stephen Johnson and Mary Johnson are husband and wife. Mr. Johnson is the Chairman of TeamStaff. Listed shares consists of (a) 111,221 shares owned by Mr. Johnson; (b) 120,016 shares owned by Ms. Johnson; and (c) an aggregate of 27,774 held in custodial accounts for the children and a grandchild of the listed holders.

6. Mr. Najjar is employed as President of BrightLane.com, Inc., a wholly-owned subsidiary of TeamStaff. Shares offered does not include 75,000 options to purchase common stock issued to Mr. Najjar under his employment agreement.

7. Listed shares include warrants to purchase Common Stock issued in connection with the termination of the selling security holder's service as director of TeamStaff effective September 4, 2001. The warrants are exercisable at $5.1562 per share. The warrants and underlying securities are intended to be issued in issuances determined by the Board of Directors as exempt under Rule 16(b)3.

8. Mr. Delaney is a director of TeamStaff. Listed shares include 10,000 warrants issued in December 2000. The warrants haven an exercise price of $3.20 per share.


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                              PLAN OF DISTRIBUTION

         The common stock covered by this prospectus, including the shares underlying the warrants which will be issued by TeamStaff upon the exercise by the holders of the warrants, may be offered and sold from time to time by the selling security holders, and pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling security holders as a pledge, gift or other non-sale related transfer, including in one or more of the following transactions:

         -        on the over the counter market;

         - in transactions other than on the over the counter market such as private resales;

         -        in connection with short sales;

         -        by pledge to secure debts and other obligations;

         - in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options;

         -        in a combination of any of the above transactions; or

         - pursuant to Rule 144 under the Securities Act, assuming the availability of an examination from registration.

         First Union Corporation, Nationwide Financial Services, T Stephen Johnson (and his spouse Mary Johnson) and Vinson A. Brannon, who are selling security holders, have agreed to the terms of a "lockup" agreement whereby they have agreed that the shares of TeamStaff owned by them only be sold as follows: commencing on the first anniversary of the transaction (August 31, 2002) 50% of their shares may be sold and commencing on the second anniversary the remaining shares may be sold. The Board of Directors has reserved the right to release all of part of the shares from the lockup prior to its expiration.

         The selling security holders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices.

         Broker-dealers that are used to sell shares will either receive discounts or commissions from the selling shareholders, or will receive commissions from the purchasers for whom they acted as agents.

         The selling security holders and intermediaries through whom shares are sold may be deemed underwriters within the meaning of the Securities Act with respect to the shares offered.

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
         There can be no assurance that the selling security holders will sell all or any of the common stock.

         We have agreed to keep this prospectus effective for a period expiring on the earlier of the date on which all of the selling security holders' shares have been sold or the date on which all such shares are eligible for sale pursuant to Rule 144 under the Securities Act.

         The selling shareholders and us have agreed to customary indemnification obligations with respect to the sale of common stock by use of this prospectus.

                             REPORTS TO SHAREHOLDERS

         Our company distributes annual reports to its stockholders, including financial statements examined and reported on by independent public accountants, and will provide such other reports as management may deem necessary or appropriate to keep stockholders informed of our company's operations.

                                  LEGAL MATTERS

         The legality of the offering of the shares will be passed upon for us by Goldstein & DiGioia, LLP, 369 Lexington Avenue, New York, New York 10017.

                                     EXPERTS

         The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement pertaining to TeamStaff, Inc., have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of BrightLane.com, Inc. (a development stage company) as of December 31, 1999 and 2000 and for the periods May 7, 1999 (Date of Inception) through December 31, 1999 and the year ended December 31, 2000 and the period May 7, 1999 (Date of Inception) through December 31, 2000, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         Our company has filed a Registration Statement under the Act with the Securities and Exchange Commission, with respect to the securities offered by this prospectus. This prospectus

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
does not contain all of the information set forth in the registration statement. For further information with respect to our company and such securities, reference is made to the registration statement and to the exhibits and schedules filed therewith. Each statement made in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The registration statement, including exhibits thereto, may be inspected without charge to anyone at the office of the Commission, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the Commission's charge for copying.


                           FORWARD LOOKING STATEMENTS

         Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Reform Act"). TeamStaff, Inc. desires to avail itself of certain "safe harbor" provisions of the 1995 Reform Act and is therefore including this special note to enable TeamStaff to do so. Forward-looking statements included in this report involve known and unknown risks, uncertainties, and other factors which could cause TeamStaff's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) achievements expressed or implied by such forward-looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to, risks associated with TeamStaff's risks of current as well as future acquisitions, risks from potential workers compensation claims and required payments, risks associated with payroll and employee related taxes which may require unanticipated payments by TeamStaff, liabilities associated with TeamStaff's status under certain federal and state employment laws as a co-employer, effects of competition and technological changes and dependence upon key personnel.


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